            Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Julia Hallisey
Investor Relations Tel: +1-203-504-1063

Aircastle Increases Quarterly Dividend to $0.70 per Common Share

Stamford, CT.  December 11, 2007 - Aircastle Limited (NYSE: AYR) announced today that its Board of Directors declared a fourth quarter cash dividend on its common shares of $0.70 per share.

This dividend is payable on January 15, 2008 to holders of record of Aircastle’s common shares on December 31, 2007.  Aircastle announces dividends on a quarterly basis, separately from quarterly earnings announcements.

About Aircastle Limited
Aircastle Limited is a global company that acquires and leases high-utility commercial jet aircraft to airlines throughout the world.  As of November 30, 2007, Aircastle had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $3.7 billion and $2.0 billion, respectively, for a total of approximately $5.7 billion.

For more information regarding Aircastle and to be added to our email distribution list, please visit http://www.aircastle.com.